Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 121 to File No. 033-59692; Amendment No. 122 to File No. 811-07584) of Rydex Series Funds of our reports dated February 27, 2013 on the financial statements and financial highlights of Long/Short Commodities Strategy Fund, Multi-Hedge Strategies Fund and Managed Futures Strategy Fund, included in the December 31, 2012 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

May 29, 2013